Exhibit 10.6
FOURTH AMENDMENT
TO THE
FIFTH THIRD BANCORP 401(K) SAVINGS PLAN
(January 1, 2020 Restatement)
WHEREAS, Fifth Third Bancorp (“Fifth Third”) sponsors and maintains the Fifth Third Bancorp 401(k) Savings Plan, as amended and restated effective January 1, 2020, and as subsequently amended (the “Plan”);
WHEREAS, in connection with the asset purchase agreement between Fifth Third Bank, National Association and Trace3 LLC, Fifth Third desires to amend the Plan to accelerate vesting for employees of LaSalle Solutions, a business division of Fifth Third Bank, National Association;
WHEREAS, pursuant to Section 12.1(a) of the Plan, Fifth Third reserves the right to amend the Plan at any time;
WHEREAS, pursuant to Section 12.1(b) of the Plan, Fifth Third delegated authority to the Fifth Third Bank Pension, 401(k) and Medical Plan Committee and its Chairperson to amend the Plan.
NOW, THEREFORE, the Plan is hereby amended, effective as of the date specified below, as follows:
1.    Effective as of March 31, 2022, Section 6.1(b)(2) is amended by adding the following subsection (F):
(F)    Sale of LaSalle Solutions. Notwithstanding the foregoing vesting schedules detailed in Sections 6.1(b)(2)(A) of the Plan, any Participant that was an employee of the LaSalle Solutions business division on March 30, 2022 shall have a nonforfeitable right to his or her entire benefit in each subaccount held by the Plan.
IN WITNESS WHEREOF, Fifth Third has caused this Amendment to be executed by its duly authorized representative this 30th day of March, 2022.

FIFTH THIRD BANCORP

By:/s/ Nancy C. Pinckney___________
Chairperson for the Fifth Third Bank
Pension, 401(k) and Medical Plan
Committee

4937-1139-4589.1